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                                                                   EXHIBIT 10(k)

                              EMPLOYMENT AGREEMENT

         Employment Agreement ("Agreement") effective as of October 1, 1996 between Physicians Protective Trust Fund (the "Company") and Steven L. Salman (the "Executive").

                                    RECITALS

         A. The Company desires to employ the Executive for the period set forth in this Agreement to obtain services from the Executive, and the Executive is willing to be employed by the Company for that period on the terms and conditions set forth below.

         B. The Executive acknowledges that his expertise will contribute significantly to the financial success of the business of the Company and acknowledges that the covenants not to compete and confidentiality provisions in this Agreement are reasonable.

                                    AGREEMENT

         1. Term of Employment. The Company will employ the Executive for a term commencing on October 1, 1996 and ending on September 30, 2001 (the "Term"), subject to the renewal provisions of Section 2 and the earlier termination provisions of Section 6.

         2. Automatic Annual Renewal. If this Agreement is still in full force and effect at the end of the Term, it will be automatically renewed at that time for an additional two-year period (the "Renewal Term") and at the end of each Renewal Term thereafter, unless (a) terminated by the Executive or by the Company upon written notice given at least 120 days prior to the end of the Term or the Renewal Term, or (b) otherwise terminated pursuant to Section 6. Except as otherwise specifically provided, the Renewal Term shall be on the same terms and conditions as the Term.

         3. Duties. The Executive's job title will be President and Chief Executive Officer. The Executive will report directly to, and work to the direction of, the Company's Board of Trustees. The Executive's duties generally will include management of and strategic planning for the Company, and other duties assigned to the Executive by the Board of Trustees. The Executive's duties may change from time to time on reasonable notice based on the needs of the Company and the Executive's skills, consistent with the Executive's background and experience, as determined by the Company's Board of Trustees.

         As an exempt employee, the Executive will be required to exercise his specialized expertise, independent judgment and discretion to provide high-quality services. The Executive will follow office policies and procedures adopted from time to time by the Company and take such general direction as the Executive may be given from time to time by the Board of Trustees. The Company reserves the right to change these policies and procedures at any time. The Executive will devote its full energies, efforts and abilities to his employment with the Company, unless the Company expressly agrees otherwise.

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         The Executive, at his discretion, may participate in not for profit activities outside his employment with the Company so long as such outside activities do not interfere with the Executive's ability to carry out his duties under this Agreement.

         4. Hours of Work. As an exempt employee, the Executive will be expected to work the number of hours required to get the job done. The Executive generally is expected to be present during normal business hours of the Company. Normal business hours will be established by the Company and may be changed as needed to meet the needs of the business.

         5. Compensation.

            (a) Base Salary. The Company will pay the Executive compensation every two weeks at a rate of $325,000 per year ("Salary").

            (b)   Bonus Compensation. In addition to the Salary, the
Executive will be eligible for an annual cash bonus ("Bonus"), up to a maximum of 50% of the Salary, to be paid within the discretion and subject to the approval of the Company's Board of Trustees and computed in the manner set forth in Exhibit A to this Agreement. The first bonus will be based on the financial results of the Company for the calendar year ending December 31, 1997. The Executive will be paid 125% of the amount of the Bonus determined for this first Bonus period to reflect the fact that the Executive will have been employed for the fifteen months from October 1, 1996 through December 31, 1997. All subsequent Bonuses will be based on the financial results of the Company for the applicable calendar year and the Executive will be paid 100% of the amount of the bonus determined for the applicable period. A minimum of 25% of the maximum available Bonus will be payable with the Executive's Salary every two weeks beginning on October 1, 1996 and the remaining amount of the Bonus will be payable in a lump sum on March 31, 1998 for the first year and on March 31 of each year thereafter during the Term and each Renewal Term of this Agreement.

            (c) Insurance Benefits. The Company will provide health insurance and other benefits to the Executive on a basis consistent with that provided by the Company to its other senior executive officers.

            (d) Vacation. The Executive will be entitled to 25 paid vacation days in each calendar year in accordance with the Company's policies, as modified on a periodic basis. The Executive will also be entitled to all paid holidays given by the Company to its employees generally. The Executive agrees
(i) to limit his vacation during his first six months of employment with the Company, (ii) to give one month prior notice of his intent to take vacation to the Chairman of the Company's Board of Trustees and (iii) not to take a vacation exceeding two consecutive weeks without prior approval by the Company's Board of Trustees, which approval shall not be unreasonably withheld.

            (e) Personal Days. The Executive may take one personal day during 1996 and two personal days in each year thereafter during the Term and each Renewal Term.

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            (f)   Sick Days.  The Executive may take up to ten sick days per year. Additional sick days may be provided to the Executive at the discretion of the Company's Board of Trustees.

            (g)   Business Expenses. The Company will reimburse the
Executive, within 30 days after the Executive submits expense receipts to the Company, for all reasonable out-of-pocket expenses that are paid by the Executive in performing the services set forth in Section 3. The Company also agrees to pay reasonable expenses related to travel by the Executive's spouse to major Physician Insurers Association of America events, if attendance by spouses is customary at such events, and expenses related to subscriptions to trade publications, dues for membership in trade associations and membership dues required for the Executive to remain a member of the Kentucky, Ohio and Colorado Bars.

            (h) Moving Expenses. The Company will pay all reasonable relocation expenses for the Executive and his family including, but no limited to, broker's fees (not to exceed the standard prevailing broker fee in Kentucky) incurred in the sale of the Executive's primary residence in Kentucky; expenses incurred in connection with the purchase of a home in the Miami, Florida area; fees incurred in connecting utility services; expenses related to packing, shipping and unpacking household goods, furniture and two automobiles; expenses relating to temporary housing for the Executive and his family for up to 6 months after the date of this Agreement; and prior to the Executive's permanent relocation to the Miami, Florida area, travel expenses of the Executive and his family for a reasonable number of round trips between Miami, Florida and Louisville, Kentucky. The Company agrees to gross up all non-deductible moving expenses.

            (i)   Housing Allowance. The Company agrees to pay the
Executive a housing allowance (the "Housing Allowance") of $45,000 per year during the Term of this Agreement. The Housing Allowance shall be payable every two weeks in addition to and with the Executive's Salary. The Company agrees to pay the Executive's mortgage payments on his home in Louisville, Kentucky up to six months after the Executive purchases a home in the Miami, Florida area if his Louisville, Kentucky home remains unsold during those six months. The Company agrees to lend to the Executive up to 20% of the purchase price of the home the Executive purchases in the Miami, Florida area (the "Loan") for up to six months interest free. If the Loan is not repaid within six months after it is made, the Executive agrees to repay the Loan to the Company with interest on the principal at the prime rate published form time to time by The Wall Street Journal from the date that is six months after the date of the Loan until the date the Loan is repaid in full. The Executive agrees to execute a promissory note evidencing the Loan.

            (j) Automobile. The Company agrees to pay for leasing of an automobile by the Executive beginning August 24, 1996 up to (1) a monthly lease payment of $675 per month and (2) costs at inception of the lease of $3,750. The Company agrees to pay the premiums for insurance on the Executive's automobile.

            (k) Club Dues. The Company agrees to pay the membership dues for the Executive's membership in the Bankers Club in Miami, Florida. The Company also agrees to

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pay up to $20,000 for initiation fees and up to $5,000 for annual membership dues at a country club located in South Florida.

            (l)   Severance Pay. If the Company terminates the
Executive not for cause (as defined in Section 6(d)) during the term or any Renewal Term, the Executive will receive severance pay in accordance with
Section 7(a) of this Agreement. If the Company elects not to renew this Agreement (i) at the end of the Term, the Executive will receive severance pay equal to 15 months' Salary, (ii) at the end of the first Renewal Term, the Executive will receive severance pay equal to 21 months' Salary or (iii) at the end of the second or any subsequent Renewal Terms, the Executive will receive severance pay equal to 24 months' Salary.

            (m) Miscellaneous. The Executive will receive free covered parking at the Company's principal office, free checking account privileges at SunTrust Bank, South Florida, N.A., and electronic payroll transfers.

            (n) Pension Plan. The Executive will be entitled to participate in the Company's Pension Plan in accordance with the terms of that plan. The Company will make an additional contribution to the Pension Plan for the Executive on December 31, 1998 in respect of 1998 and will make a contribution each year thereafter. The annual contributions of the Company to the Pension Plan will equal 9% of the first $40,000 of Total Compensation plus 14% of Total Compensation between $40,001 and $150,000. For purposes of this Agreement, "Total Compensation" means the compensation to be paid to the Executive pursuant to Sections 5(a)-(m) of this Agreement for the year in question.

         6. Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

            (a)   This Agreement shall terminate upon the Executive's death.

            (b) The Company has the right to terminate this Agreement if, by reason of Disability, the Executive has been unable to perform his duties under this Agreement for a period of 180 consecutive days. For purposes of this Agreement, "Disability" means physical or mental disability, which disability is expected to be of long or indefinite duration and prevents the Executive from performing his duties under this Agreement. All determinations of Disability made by the Company pursuant to the Company's Long Term Disability Insurance Policy, if any, shall be determinative of Disability under this Agreement. If the Company does not have a Long Term Disability Insurance Policy, Disability shall be determined by the Board of Trustees upon the basis of the evidence the Board deems appropriate.

            (c) The Executive may terminate his employment under this Agreement if his health (either physical or mental) becomes impaired to an extent that makes the continued performance of the duties under this Agreement hazardous to the Executive's physical or mental health or his life.

            (d) The Company may terminate the Executive's employment under this Agreement for Cause at any time. For purposes of this Section 6(d), the Company shall have

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"Cause" to terminate the Executive's employment if (i) the executive engages in one or more acts constituting a felony; (ii) the Executive willfully engages in one or more acts involving fraud; (iii) the Executive willfully misappropriates Company assets with more than nominal value or willfully engages in misconduct materially injurious to the Company or its affiliates; or (iv) the Board determines that the Executive has materially and willfully failed to perform his duties under this Agreement. For purposes of this Section 6(d) "willful" means an act done, or omitted to be done, by the Executive in bad faith, provided that the Executive knew or reasonably should have known that the acts or omission was not in the best interest of the Company. The Company agrees not to invoke the provisions of Section 6(d)(iv) unless the Board has previously given the Executive written notice that his performance has been unsatisfactory and has afforded the Executive at least 60 days to improve his performance.

            (e) The Executive may terminate his employment under this Agreement if, after a Change in Control of the Company (as defined below), the Company (i) assigns to the Executive any duties that are inconsistent with the duties described in Section 3 of this Agreement, (ii) diminishes significantly the Executive's then existing duties without the Executive's written consent,
(iii) removes the Executive from or fails to re-elect the Executive to the position described in Section 3 of this Agreement, (iv) reduces the Executive's Salary, (v) materially fails to comply with Section 5 of this Agreement, (vi) fails to obtain the assumption of this Agreement by a successor as provided in
Section 20 of this Agreement, (vii) relocates the Executive's office more than 50 miles from the location of the Executive's office upon execution of this Agreement, (viii) fails to continue in effect any incentive compensation plan (or any substitute comparable arrangement) or to continue the Executive's participation in such plan or (ix) breaches this Agreement. For purposes of this Agreement, "Change in Control" means (1) a merger, consolidation, stock swap or other acquisition of beneficial ownership, direct or indirect, of securities of the Company by any person (as that term is defined in Section 13(d) and 14(d) of the Securities Exchange Ac of 1934, as amended) which (a) would have to be reported under the Securities Exchange Act of 1934, as amended, or the Florida Insurance Code or any regulations promulgated thereunder and (b) when combined with all other securities of the Company beneficially owned, directly or indirectly, by that person, equals or exceeds 33% of the combined voting power of the Company's then outstanding securities or (2) during any period of two consecutive years (the "Period"), individuals who at the beginning of the first year of the Period constitute the Board of Trustees cease for any reason (other than resignation) to constitute at least a majority of the Board of Trustees unless the election of each trustee who was not a trustee at the beginning of the Period was approved by a vote of the trustees then still in office who were trustees at the beginning of the Period.

            (f) Termination of the Executive's employment under this Agreement shall be communicated by the terminating party by written notice of termination ("Notice of Termination") that shall include (i) the specific termination provision in Section 6 upon which the terminating party has relied and (ii) except for a termination under Section 6(a), the facts and circumstances claimed by the terminating party that provide a basis for the termination of the Executive's employment.

         7. Compensation Upon Termination.

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            (a)   For purposes of this Agreement, the "Termination
Date" means (i) if the Executive's employment is terminated pursuant to Section 6(a) of this Agreement, the date of his death, or (ii) if the Executive's employment is terminated for any other reason, the date on which the Notice of Termination is delivered to the non-terminating party. Upon termination of the Executive's employment not for cause or under Sections 6(a), 6(b), or 6(c), the Executive (or his estate) shall be paid the Salary in accordance with Section 5(a) for two years after the Termination Date, and all other payments and benefits accrued and due and payable to the Executive prior to the Termination Date. Upon termination of the Executive" employment under section 6(d), the Company shall have no further obligation under this Agreement to make any payments to the Executive or to bestow any benefits on the Executive after the Termination Date, other than payments and benefits accrued and due and payable to the Executive prior to the Termination Date.

            (b) Upon termination by the Executive of his employment after a Change in Control of the Company pursuant to Section 6(e) of this Agreement or upon termination by the Company of the Executive's employment within two years after a Change in Control not for Cause or under Section 6(b), in addition to payments and benefits accrued and due and payable to the Executive prior to the Termination Date, the Company shall pay to the Executive, within five days after the Termination Date, a lump sum payment equal to: 3 x (AAC - $1). In this formula, AAC means the Average Annualized Compensation (and includes Salary, Bonus, and all amounts paid by the Company on the Executive's behalf or with respect to the Executive for all group insurance plans and retirement plans) from the Company includable in the Executive's gross income over the most recent fiscal years of the Executive's employment (not to exceed five fiscal years) preceding the fiscal year in which the Change in Control of the Company occurs. This lump sum payment shall be reduced by the present value of all other payments made to the Executive or on the Executive's behalf that would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7(b) be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date, or otherwise.

            (c) The Company shall maintain in full force and effect until the Termination Date all group insurance plans (the "Plans") in which the Executive was a participant immediately prior to the date of the Notice of Termination, provided that the Executive's continued participation is permitted under the terms of the Plans. If the Executive's continued participation is not permitted after the Notice of Termination under the terms of a Plan, the Company shall arrange to provide the Executive with alternative benefits substantially similar to those provided under that Plan until the later of (i) the Termination Date and (ii) the date the payments made pursuant to Section 7(a) cease.

            (d) For the purposes of all retirement plans of the Company applicable to the Executive and in effect on the date of the Notice of Termination, the Company shall provide for payment of retirement or death benefits to the executive or the Executive's surviving spouse that are calculated to reflect service credits for the period ending on the Termination Date as though the Executive were an employee of the Company through this period. The Company shall offer

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without cost or charge to the Executive the right to assume ownership of all policies of life insurance purchased on the Executive's life.

         8. Confidentiality.

            (a) The Executive acknowledges that as a result of his employment by the Company, the Executive has and will become informed of, and have access to, valuable and confidential information of the Company, including inventions, trade secrets, technical information know-how, plans, specifications, and the identity of customers and suppliers (collectively, "Confidential Information"), and that this Confidential Information, even though it may be contributed, developed or acquired by the Executive, is the exclusive property of the Company to be held by the Executive in trust and solely for the Company's benefit. Accordingly, the Executive shall not at any time during or subsequent to the Term use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to officers and employees of the Company, vendors or consultants to the Company that have executed nondisclosure agreements in favor of the Company, and other persons whom the Company agrees are in a contractual or fiduciary relationship with the Company or who have a need for this information for purposes that are in the best interests of the Company. This provision does to prohibit the Executive from disclosing information which legally is or becomes of general public knowledge from authorized sources other than the Executive.

            (b) If the Confidential Information known to the Executive or in his possession is subpoenaed, subject to a demand for production, or any other form of legal process issued with respect to the Confidential Information by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, the Executive agrees to notify the Company promptly that such subpoena, demand or other legal process has been received. The Executive agrees to use his best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with the Company in seeking protection from disclosure of the Confidential Information. If the Executive is required to disclose the Confidential Information, the Executive agrees, at the Company's request and expense, to use his best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree that legally required.

            (c) Upon the termination of this Agreement, the Executive shall promptly deliver to the Company all originals and all copies that are in the Executive's possession or control of the following: all customer lists, drawings, manuals, letters, notes, notebooks, reports and all other materials, including those of a secret or confidential nature, relating to the Company's business. The Executive agrees to represent to the Company that he has complied with the provisions of this Section at the time the Executive ceases to be an employee of the Company.

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         9. Noncompetition and Nonsolicitation.

            (a) Noncompetition. The Executive agrees that during the Term and for two years after the Termination Date, the Executive shall not, directly or indirectly, engage, participate, or assist in any business organization whose activities or products are directly competitive with the activities or products of the Company, or any subsidiary or parent of the Company, in areas where the Company does business, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or in any other capacity, on his own behalf or on behalf of any corporation, partnership or other business organization. The Executive may make passive investments in a competitive enterprise the shares of which are publicly traded, provided that the Executive's holdings in such enterprise, together with the holdings of any of the Executive's affiliates (as that term is defined in Rule 405 of the Rules under the Securities Exchange Act of 1934, as amended), do not exceed 5% of the outstanding shares of the stock of such enterprise comparable to the stock owned by the Executive.

            (b) Nonsolicitation. The Executive agrees that during the Term and for two years after the Termination Date, he shall not (a) directly or indirectly solicit any person (natural or otherwise) to purchase or sell products directly or indirectly competitive with the Company's products if the person is or had been a vendor or purchaser or the Company's products during the 12 months prior to the termination of this Agreement or (b) recruit or otherwise solicit or induce any person who is at the time an employee or consultant of the Company to terminate his employment with, or otherwise cease his relationship with the Company, or hire any such employee or consultant who has left the employ of the Company within one year after termination of that employee's or consultant's employment with the Company.

            (c) Restrictions Reasonable. The restrictions against competition and solicitation set forth above are considered by the parties to be reasonable for the purposes of protecting the business of the Company. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, rang of activities or geographic area as to which it may be enforceable.

        10. Remedies. The Executive and the Company acknowledge that the Company would not have an adequate remedy at law for money damages if the covenants contained in Sections 8 or 9 were not complied with in accordance with their terms. The Executive and the Company therefore agree that in the event of an anticipated breach or actual breach by the Executive of the provisions of Sections 8 or 9, the Company shall be entitled to inform in writing all of the Executive's potential or new employers, partners, shareholders, officers, directors or borrowers of the terms of this Agreement. Because the breach or threatened breach of any of the covenants in Sections 8 or 9 will result in immediate and irreparable injury to the Company, the Executive agrees that (in the event of a violation or threatened violation of Sections 8 or 9 to the fullest extent allowed by law. The Executive covenants and agrees that if the Executive violates any of the covenants and agreements in Sections 8 and 9, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits

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which the Executive directly or indirectly realizes or may realize as a result of or in connection with a violation. Nothing in this Agreement shall prohibit the Company from pursuing all other legal or equitable remedies that may be available to it or a breach or threatened breach, including the recovery of damages.

        11. Dispute Resolution Procedure. The parties agree that any dispute arising out of the employment relationship between them, including the termination of that relationship, shall be resolved under the following procedures:

            (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

            (b) If the other party does not agree within five business days after receipt of the statement to furnish promptly the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within five business days after receipt of the statement, the parties shall promptly submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties.
  The Company will pay the cost of the mediation.

            (c) If the mediation does not produce a resolution of the dispute within five business days after mediation commences, the parties agree that the dispute shall be promptly resolved by final and binding arbitration by an arbitrator mutually selected by the parties or, if no agreement as to the selection of an arbitrator is reached, selection shall be made pursuant to the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from a panel of five neutral labor or employment arbitrators designated by the American Arbitration Association.

            The arbitrator shall have the authority to grant any relief authorized by law, provided, however, that nothing herein shall limit the right of the Company to obtain injunctive relief from a court for violation of the provisions of this Agreement relating to confidentiality and noncompetition. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan.

            The final arbitration hearing shall be transcribed. The non-prevailing party shall bear the costs of the arbitration, including the prevailing party's attorneys' fees.

            (d) Except as otherwise provided in this Agreement, arbitration shall be the exclusive final remedy for all disputes between the parties, and the parties agree that no dispute shall be submitted to arbitration if the party claiming to be aggrieved has not complied with the preliminary steps in paragraphs (a) and (b) above.

        12. Survival. The provisions of Sections 8, 9, 10 and 11 shall survive the termination of this Agreement and shall inure to the benefit of the Company, its successors and assigns.

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        13  Third-Party Agreements and Rights. The Executive confirms that he is not bound by any agreement with a previous employer or other party that would restrict employment of the Executive in any business or the Executive's use or disclosure of information, except the agreements disclosed on Schedule 1 to this Agreement and delivered to the Company prior to its acceptance by the Company. The Executive represents that his execution of this Agreement, employment with the Company and performance of the duties in this Agreement will not violate any obligations the Executive may have to a former employer or other person or entity. The Executive shall not disclose or make use of information in violation of any agreements with or rights of his former employers or other person or entity, and shall not bring to the Company's premises copies or other tangible embodiments of non-public information belonging to or obtained from any previous employer or other person or entity.

        14. Federal Income Tax Withholding. The Company may withhold from benefits payable under this Agreement, or arrange for the payment of, federal, state, local or other taxes as required pursuant to governmental regulation or ruling.

        15. Assurances. The Executive and the Company agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

        16. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

        17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its conflicts of law principles.

        18. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable attorneys' fees and expenses of the prevailing party.

        19. Notices. Notices required or permitted to be given under this Agreement shall be in writing and effective upon delivery in person or by certified mail, return receipt requested, to the parties at the addresses below or to another address as either party shall direct by notice to the other party in accordance with this Section.

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                  (a)      If to the Company:

                           Physicians Protective Trust Plan
                           2121 Ponce de Leon Boulevard
                           P.O. Box 149001
                           Coral Gables, Florida 33114
                           Facsimile:  305-443-5250
                           Attn:  Chairman

                  With a copy to:

                           Thomas G. O'Brien III
                           Steel Hector & Davis LLP
                           1900 Phillips Point West
                           777 South Flagler Drive
                           West Palm Beach, Florida  33401-6198
                           Facsimile:  561-655-1509

                  (b)      If to the Executive:

                           Steven L. Salman
                           5003 Old Federal Road
                           Louisville, Kentucky 40207
                           Facsimile:  502-897-7798

        20. Assignment.

            (a) This Agreement and all of the Executive's rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by the Executive. A purported assignment shall not be valid or binding on the Company.

            (b) This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the Company. The Company will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Section 20, "Company" shall mean the Company as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 20 or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

        21. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by the Executive and the Company.

        22. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

PHYSICIANS PROTECTIVE
TRUST FUND

By /s/ Eliot H. Berg                       /s/ Steven L. Salman
   ------------------------------------    -------------------------------------
    Eliot H. Berg, M.D., Chairman of       Steven L. Salman, Individually
    the Board

PPTF CEO BONUS ALLOCATION CHART
YEAR 1 (1997)



                                                  REDUCE COMBINED
 PERFORMANCE GOAL FOR      INCREASE MED-MAL         RATIO BY 10       TIMELY IMPLEMENTATION
         YEAR              REVENUES BY MORE    PERCENTAGE POINTS OR   OF COMPLETED BUSINESS
           1               THAN 10 PERCENT             MORE                    PLAN

      PERCENTAGE
     WEIGHTING FOR               25%                    25%                    10%
       EACH GOAL

                            1.5% for each       1.5% for each point
                         percent increase up    decrease up to and
       PARTIALLY           to and equal to      equal to 4.00% and
    ATTAINED GOALS        4.00% and 2.5%for        2.5% for each
        WILL BE              each percent        percentage point              N/A
     ALLOCATED AS           increase above     decrease above 4.00%
        FOLLOWS           4.00% and up to or    and up to or equal
                         equal to 10.00% and     to 10.00% and all
                         all 25% if revenues    25% if the combined
                          increase by 10.01%    ratio decreases by
                               or more.        10.01 points or more.



                        CONVERT TRUST TO STOCK COMPANY
 PERFORMANCE GOAL FOR    & CREATE STOCK OPTION PLAN FOR
         YEAR            EXEC. STAFF IMPLEMENT NEW ESOP      MANAGEMENT
           1                  AND RETIREMENT PLAN            EFFECTIVENESS         TOTAL


      PERCENTAGE
     WEIGHTING FOR                    15%                         25%              100%
       EACH GOAL



       PARTIALLY
    ATTAINED GOALS
        WILL BE                       N/A                      PER BOARD
     ALLOCATED AS
        FOLLOWS

                                       13

PPTF CEO BONUS ALLOCATION CHART
YEAR 2 (1998) GOALS WILL BE REVIEWED AT THE BEGINNING OF EACH YEAR AND ANY CHANGES WILL BE AGREED BY AND SIGNED BY PPTF AND THE CEO.




     PERFORMANCE                           MORE THAN 10% OF WRITTEN      INCREASE MED-MAL        REDUCE COMBINED RATIO BY 10
    GOAL FOR YEAR          A.M. BEST       PREMIUM FROM OTHER LINES   REVENUES BY MORE THAN         POINTS OR ACHIEVE AN
          2               RATING OF A-           OF COVERAGE*               10 PERCENT                UNDERWRITING GAIN

      PERCENTAGE
    WEIGHTING FOR
      EACH GOAL               15%                    15%                       20%                           20%

  PARTIALLY ATTAINED      10% for B++       1.0% for each percent     1.0% for each percent    1.0% for each point decrease up
    GOALS WILL BE                          increase up to or equal      increase up to or      to or equal to 4.00% and 2% for
 ALLOCATED AS FOLLOWS      5% for B+        to 3.00% and 1.5% for     equal to 4.00% and 2%    each point decrease above 4.00%
                                            each percent increase        for each percent     up to or equal to 10.00% and all
                                           above 3.00% and up to or    increase above 4.00%       20% if the combined ratio
                                           equal to 10.00% and all    and up to or equal to    decreases by 10.01 points or an
                                           15% if written premiums    10.00% and all 20% if    underwriting gain is achieved.
                                               from other lines        revenues increase by
                                            increases by 10.01% or       10.01% or more.
                                                    more.



                            MORE THAN $100,000
     PERFORMANCE              IN PROFIT FROM
    GOAL FOR YEAR            NON-RISK BEARING         MANAGEMENT         TOTAL
          2                      VENTURES           EFFECTIVENESS


      PERCENTAGE
    WEIGHTING FOR
      EACH GOAL                    10%                   20%              100%

  PARTIALLY ATTAINED           .7% for each
    GOALS WILL BE           $10,000 in profit
 ALLOCATED AS FOLLOWS       up to $30,000 and
                              1.0% for each           PER BOARD
                            $10,000 in profit
                            above $30,000 but
                            below $100,001 and
                            all 10% if profit
                              from non risk
                             bearing ventures
                            exceeds $100,000.


*Other Lines of coverage include general liability, dentists, lawyers, engineers, provider stop loss, etc. (anything other than medical malpractice for physicians and surgeons).

PPTF CEO BONUS ALLOCATION CHART
YEAR 3 (1999) GOALS WILL BE REVIEWED AT THE BEGINNING OF EACH YEAR AND ANY CHANGES WILL BE AGREED BY AND SINGED BY PPTF AND THE CEO.






                                            INCREASE WRITTEN
                                             PREMIUMS FROM
                                             OTHER LINES OF                         REDUCING COMBINED
     PERFORMANCE         SUCCESSFUL IPO,    COVERAGE BY MORE    INCREASE MED-MAL    RATIO BY 10 POINTS
    GOAL FOR YEAR        ACQUISITION OR     THAN $5,000,000       REVENUES 10         OR ACHIEVE AN
          2                  MERGER        OVER PRIOR YEAR.*        PERCENT         UNDERWRITING GAIN

      PERCENTAGE
    WEIGHTING FOR
      EACH GOAL                20%                15%                 15%                  15%

  PARTIALLY ATTAINED     A IPO or merger   15% for achieving     1.0% for each        1.0% for each
    GOALS WILL BE         is considered      goal 2.5% for      percent increase     percentage point
 ALLOCATED AS FOLLOWS     successful if     each additional    up to or equal to    decrease up to or
                         the stock price       $1,000,000       5.00% and 2% for    equal to 5.00% and
                           or purchase        written over        each percent      2% for each point
                          price of the        prior year.        increase above       decrease above
                         company is 20%                         5.00% and up to       5.00% up to or
                           above book                             or equal to      equal to 10.00% and
                           value. Each                           10.00% and all       all 15% if the
                          percent above                         15% if revenues       combined ratio
                         book value will                          increase by       decreases by 10.01
                         be worth 1% up                         10.01% or more.        points or an
                             to 20%.                                                underwriting gain
                                                                                       is achieved.



                            INCREASE PROFIT
                             FROM NON-RISK
     PERFORMANCE            BEARING VENTURES
    GOAL FOR YEAR             BY MORE THAN           MANAGEMENT
          2                    $100,000.            EFFECTIVENESS          TOTAL


      PERCENTAGE
    WEIGHTING FOR
      EACH GOAL                   10%                    25%               100%

  PARTIALLY ATTAINED       10% for achieving
    GOALS WILL BE           goal 1% for each
 ALLOCATED AS FOLLOWS        $10,000 above            PER BOARD
                            $29,999 nothing
                             for less than
                                $29,999.


*Other Lines of coverage include general liability, dentists, lawyers, engineers, provider stop loss, etc. (anything other than medical malpractice for physicians and surgeons).

                                       15